                                                                   EXHIBIT 10.40


               AMENDED AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE


THIS AMENDED AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE ("Agreement") is made by and between Francis John Gorry ("Mr. Gorry") on the one hand, and MicroTel International, Inc. ("MicroTel") on the other.

                                    SECTION I

                                    RECITALS

1.1 A dispute has arisen between the parties regarding a Letter Agreement dated April 18, 1995 relating to, inter alia, the issuance, tender, and registration by the Securities and Exchange Commission of one hundred thirty thousand (130,000) shares of unrestricted, freely tradable MicroTel common stock (the "Stock") for the benefit of Mr. Gorry. As a result of MicroTel's failure to issue, register or tender the stock to Mr. Gorry, Mr. Gorry filed an action in the Santa Clara County Superior Court, titled FRANCIS JOHN GORRY v. MicroTel International, Inc., et al. SCSC Case No. CV758208 (the "Action"). Parties settled the Action pursuant to the terms of an Agreement of Settlement and Mutual Release dated June 28, 1996 (the "Settlement Agreement").

1.2 It is the desire of the above named parties to the Agreement to amend the Settlement Agreement to reflect certain changes agreed to by the parties, and to extend the date of performance under the Settlement Agreement, while otherwise keeping the terms of the Settlement Agreement intact.

THEREFORE, in consideration of the following terms, conditions, covenants and promises as set forth in this Amending Agreement the parties agree as follows:

                                   SECTION II

                             SETTLEMENT AND PAYMENT

2.1   Payments by MicroTel

2.1.1 Extension and Interest Payments. MicroTel shall, as part of this Amending Agreement, pay to Mr. Gorry, the sum of Seventeen Thousand Five Hundred Dollars ($17,500) (the "Extension Payment") upon execution of this Amending Agreement, and shall continue the payments of One Thousand Seven Hundred Dollars (the "Interest Payment") on the first working day of each month as set forth in this Settlement Agreement, and continuing until the sooner of July 1, 1997, or the lifting of the restrictions on the stock as defined in the Settlement Agreement, pursuant to Section 2.2 below. The parties agree that the Extension Payment shall constitute further punitive damages against MicroTel.

2.2.2 Attorneys' Fees. MicroTel also shall pay Mr. Gorry's reasonable attorney's fees incurred in connection with this Amending Agreement which currently totals One Thousand Dollars ($1,000). Accordingly, concurrent with the execution of this Amending Agreement, MicroTel shall deliver to Mr. Gorry a check in the amount of One Thousand Dollars ($1,000) made payable to "Gorry & Meyer L.L.P."

2.2 Lifting of Restrictions. MicroTel shall cause all restrictions with respect to the transferability of the Stock to be lifted so that on or before June 30, 1997, the Stock shall be fully paid, registered, and non-assessable shares of MicroTel common stock, freely tradable and without any restrictions as to transferability.

2.3 Obligations of MicroTel upon Failure to Lift Restrictions. In the event that MicroTel is not able to comply with the provisions of Section 2.2 or before June 30, 1997, then MicroTel shall pay to Mr. Gorry the sum of One Hundred Seventy Thousand Dollars ($170,000) as liquidated damages on or before July 10, 1997. At the time this consideration is tendered to Mr. Gorry, Mr. Gorry shall surrender the Certificate(s) representing the stock that he is holding as security for performance. The parties specifically agree that the liquidated damages paid under this section shall be allocated as follows: twenty-five percent (25%) of the damages shall consist of Compensatory damages under the April 18, 1995 Letter Agreement, and the remaining shall constitute punitive damages.

2.4 Dismissal of Action. Mr. Gorry shall, within two (2) days of his receipt of the Extension Payment, execute and file with the Superior Court for the County of Santa Clara an Amended Notice of Structured Settlement which incorporates this Amending Agreement and the Settlement Agreement, and sets forth the conditions under which an executed Request for Dismissal with Prejudice of SCSC Case No. CV 758208 would be filed, along with any and all other documents needed to effect a complete and final termination of said litigation as to the parties. Mr. Gorry agrees to promptly execute and file the Dismissal with the Superior Court, immediately notify MicroTel that the Dismissal has been filed, and provide MicroTel with conformed copies of the fully executed Dismissal, upon lifting of restrictions on the stock or, in the alternative, payment under
Section 23 above.

2.5 Default by MicroTel. Should MicroTel default under any of the terms of this amending Agreement, the parties agree that Mr. Gorry may seek enforcement of the terms of this amending Agreement through the provisions of California Code of Civil Procedure 664.6. In addition should MicroTel fail to make any payment required when due, Mr. Gorry shall be entitled to recover interest on such unpaid obligation at the rate of one and one half percent (1 1/2%) interest per month (the "Default Rate").

3.1 Applicability of Settlement Agreement. All other terms and conditions of the Settlement Agreement shall apply to the parties except as herein provided, and except as amended herein, the Settlement Agreement is hereby confirmed and ratified as to its terms by each of the parties and shall continue in full force and effect.

3.2 Governing Law. This Amending Agreement shall be interpreted and governed according to the laws of the State of California.

3.3 Binding on Successors. The provisions of this Amending Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors, administrators, etc. of the respective parties.

3.4 Acknowledge Understanding. All parties state that they have carefully read and understand the foregoing Amending Agreement and know the contents thereof, that they have consulted with attorneys about its purpose and legal effect, and that they are signing same as their own free act with advice of counsel.



                                    FRANCIS JOHN GORRY



Date: November 30, 1996             /s/ Francis John Gorry
                                    --------------------------
                                    Francis John Gorry


                                    MICROTEL INTERNATIONAL, INC.


Date: November 27, 1996             /s/ Henry A. Mourad
                                    --------------------------
                                    Henry A. Mourad, President



                                     Page 3